Exhibit (d)(2)

PERSONAL AND CONFIDENTIAL

3/22/2017

Vector Capital Management, L.P.

One Market Street

Steuart Tower, 23rd Floor

San Francisco, California 94105

Attention: Alex Beregovsky

Mr Beregovsky:

Vector Capital Management, L.P. (“you” or “your”) have requested certain confidential information regarding a possible negotiated transaction with Rocket Fuel Inc., a Delaware corporation (“Rocket Fuel” and together with its subsidiaries and affiliates, collectively referred herein as the “Company”). As a condition to your being furnished such information, you agree to treat any non-public information, whether written or oral, concerning the Company (whether prepared by the Company, its advisors or otherwise) that is furnished to you, whether on or after the date hereof, by or on behalf of the Company regardless of whether such information is identified as “confidential” (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. You recognize and acknowledge the competitive value of the Evaluation Material and the damage that could result to the Company if any of the Evaluation Material was used or disclosed except as authorized by this letter agreement. The term “Evaluation Material” includes, without limitation, all notes, analyses, compilations, spreadsheets, data, reports, studies, interpretations or other documents furnished to you or your affiliates, affiliated funds, limited partners and your and their respective directors, officers, employees agents, partners, advisors (including, without limitation, attorneys, accountants consultants and financial advisors), commercial lenders and other sources of financing, and their respective representatives (such of the foregoing persons as actually receive the Evaluation Material from you or on your behalf pursuant hereto, collectively, the “Representatives”) or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material furnished to you or your Representatives. The term “Evaluation Material” does not include information that (a) becomes available to you or your Representatives on a nonconfidential basis from a source other than the Company or its Representatives (provided that such source is not known to you or your Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company or its Representatives that prohibits such disclosure), (b) is or becomes generally available to participants in the Company’s industry or to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (c) has been or is independently developed by or for you or your Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement, or (d) was within your or your Representatives’ possession prior to its being furnished to you or your Representatives by or on behalf of the Company pursuant hereto.

You hereby agree that the Evaluation Material will be kept confidential and used solely for the purposes of evaluating, negotiating, financing and/or implementing a possible negotiated and mutually agreeable transaction between the Company and you (the “Possible Transaction”).

Unless required by law, you will not disclose to any person (including any governmental agency, authority or official or any third party other than your Representatives) either the fact that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to you. In respect thereof, without your prior written consent, the Company will not, and will direct its Representatives not to, unless required by law, disclose to any person (a) that the Evaluation Material has been made available to you or your Representatives, (b) that discussions are taking place concerning a Possible Transaction, or (c) any terms or other facts with respect to the Possible Transaction, including the status thereof and the existence of this letter agreement.

The Evaluation Material may be disclosed (a) to your Representatives who reasonably need to know such information for the sole purposes of evaluating, negotiating, financing and/or implementing a Possible Transaction and (b) as the Company may otherwise consent in writing. All such Representatives shall (i) be informed by you of the confidential nature of the Evaluation Material and (ii) have an existing fiduciary, contractual or other duty to maintain the confidentiality of information in a manner substantially similar to this letter agreement. You agree to be responsible for any breaches of, or failures to comply with, any of the provisions of this letter agreement by you or any of your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach); provided that in the case of a breach by your Representatives, your responsibility will only extend to the provisions of this letter agreement that are specifically applicable to your Representatives, except that you shall not be liable for breaches by any Representative that (i) enters into a separate agreement in a form similar to this letter agreement in substance for the benefit of the Company or (ii) executes a separate confidentiality agreement with the Company relating to a Possible Transaction. You further agree that the Company reserves the right to adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Material, and you will be provided an opportunity to review and negotiate such specific procedures prior to the disclosure of such procedures.

Notwithstanding the foregoing, in the event you or any of your Representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Material, you or your Representatives, as the case may be, agree to (a) promptly notify, where legally permissible, the Company of the existence, terms and circumstances surrounding such request, (b) reasonably consult with the Company, at the Company’s sole cost and expense, on the advisability of taking legally available steps to resist or narrow such request, and (c) reasonably assist the Company, at the Company’s expense, in seeking a protective order or other appropriate remedy (if the Company chooses to seek such an order or remedy, in its sole discretion).

In the event that such protective order or other remedy is not sought or obtained within a reasonable period of time, (i) you or your Representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Material that you or your Representatives are advised by counsel is legally required to be disclosed, and you or your Representatives shall exercise commercially reasonable efforts, at the Company’s sole cost and expense, to obtain assurance that confidential treatment will be accorded such Evaluation Material, and (ii) you or your Representatives shall not be liable for such disclosure, unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by you or your Representatives not permitted by this letter agreement. Notwithstanding anything to the contrary herein, notice to the Company shall not be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company or this letter agreement.

You hereby acknowledge that you are aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Unless otherwise agreed to by the Company in writing, all communications regarding the Possible Transaction, including the Procedures (as defined below), will be submitted or directed exclusively to the Company’s financial advisors (the “Bankers”). You agree not to directly or indirectly contact or communicate (except for those contacts made in the ordinary course of business) with any known executive or other employee of the Company concerning the Possible Transaction or to seek any information in connection therewith from any such person.

You agree that, for a period of 12 months from the date hereof, you will not, directly or indirectly, solicit for employment or employ or cause to leave the employ of the Company any individual serving as (a) an officer of the Company, or (b) any management-level employee of the Company, in either case with whom you have had substantive contact or who is specifically identified to you during your investigation of the Company and its business, in each case without obtaining the prior written consent of the Company. Notwithstanding anything herein to the contrary, the prohibitions set forth in this Section shall not prevent you from hiring any person who (a) is presented to you by a professional placement agency, (b) contacts you in response to your employment advertisement in generally circulated media (c) contacts you on his own initiative for the purpose of seeking employment with you, in each case without any direct or indirect solicitation by or encouragement from you, or (d) has been terminated by the Company prior to commencement of employment discussions between you and such person.

You agree that for a period of 12 months from the date of this letter agreement, neither you nor any of your affiliates who received Evaluation Material pursuant hereto will, unless specifically invited in writing by the board of directors of the Company, acting by resolution approved by a majority of all members of the board, directly or indirectly, in any manner (your obligations pursuant to this paragraph being, the “Standstill”):

(i) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company; (ii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether subject to or exempt from the proxy rules, or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company; (iii) form, join or any way participate in a “13D Group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company; (iv) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (a) any of the assets, tangible and intangible, of the Company or (b) direct or indirect rights, warrants or options to acquire any assets of the Company; (v) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company; (vi) otherwise act, alone or in concert with others, to seek to propose to the Company or any of its affiliates or any of their respective shareholders or unitholders any merger, business combination, consolidation, sale, restructuring, reorganization, recapitalization or other transaction involving the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of the Company or any of its affiliates; or (vii) announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (vi) of this Standstill, or take any action that might result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (vi) of the Standstill. Notwithstanding anything to the contrary herein, nothing in this letter agreement shall prohibit you or your affiliates from (i) purchasing up to an aggregate of 5% of any class of equity securities of the Company, (ii) disposing of any securities of the Company covered by this letter agreement which you currently hold or may hereafter acquire, subject to adherence to applicable securities laws regarding use of material non-public information, or (iii) acting as a financing source to any third party that has executed an confidentiality agreement with the Company. The Standstill shall terminate and be of no further force or effect upon a Significant Event, which for the purposes of this letter agreement shall mean (A) the Company enters into a definitive agreement with any person or “13D Group” pursuant to which such person or 13D Group would, upon consummation of the transactions contemplated thereby, acquire, or any person or 13D group acquires, beneficial ownership of a majority of the Company’s outstanding voting securities or all or a majority of the Company’s assets (B) the acquisition by any person or 13D Group of beneficial ownership of voting securities of the Company representing 25% or more of the then outstanding voting securities of the Company; (C) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire voting securities of the Company which, if successful, would result in such person or 13D Group owning, when combined with any other voting securities of the Company owned by such person or 13D Group, 25% or more of the then outstanding voting securities of the Company; or (D) the entry into by the Company, or determination by the Company to seek to enter into, of any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of the Company would be converted into cash or securities of another person or l3D Group or 50% or more of the then outstanding shares of common stock of the Company would be owned by persons other than the then current holders of shares of common stock of the Company, or which would result in all or a substantial portion of the Company’s assets being sold to any person or l3D Group.

This letter agreement does not constitute or create any obligation on the part of the Company or its Representatives to provide any particular Evaluation Material to you. Although the Company intends to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand and acknowledge that none of the Company, the Bankers, or their respective affiliates or Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that none of the Company, the Bankers, or their respective affiliates or Representatives shall have any liability to you or any of your Representatives resulting from the selection, use or content of the Evaluation Material by you or your Representatives.

Upon the Company’s written demand (directly or through the Bankers), you shall promptly, at your election (a) to the extent legally permissible, destroy the Evaluation Material and any copies thereof, or (b) return to the Company all Evaluation Material and any copies thereof, and, in either case, confirm in writing (via email acceptable) to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement.

Notwithstanding anything to the contrary herein, you and your Representatives may retain copies of the Evaluation Material in accordance with policies and procedures implemented in order to comply with applicable law, regulation and professional standards (including legal, fiduciary and contractual obligations).

You acknowledge and agree that money damages may not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Representatives and that, in the event of any breach or threatened breach hereof, the Company shall be entitled to seek injunctive and other equitable relief. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity. In the event of any litigation regarding or arising from this letter agreement, the prevailing party, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to recover from the non-prevailing party its reasonable out-of-pocket expenses, attorneys’ fees and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.

You agree that unless and until a definitive agreement between the Company and you with respect to the Possible Transaction has been executed and delivered, neither the Company nor you (or any of the Company’s or your representatives) will be under any legal obligation of any kind whatsoever by virtue of this or any written or oral expression with respect to any Possible Transaction except, in the case of this letter agreement, for the matters specifically agreed to herein, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement (including drafts or other documents that are exchanged relating to the Possible Transaction), nor does it include any oral acceptance of an offer or bid by you. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

You acknowledge that (a) the Company and the Bankers shall be free to conduct the process for the Possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any of the prospective buyers and entering into a definitive agreement without prior notice to you or to any other person), (b) the Company and the Bankers may establish procedures and guidelines (the “Procedures”) for the submission of proposals relating to a Possible Transaction, (c) any Procedures relating to such transaction may be changed at any time without notice to you or any other person, and the Company reserves the right to reject any proposals made by you or your Representatives and to suspend or terminate discussions or negotiations with you at any time, and (d) you shall not have any claims whatsoever against the Company, the Bankers or any of their respective Representatives arising out of or relating to the Procedures or the Possible Transaction.

If any term or provision of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

No waiver of any provision of this letter agreement, or of a breach hereof, shall be effective unless it is in writing, signed by the party waiving the provision or the breach hereof. No waiver of a breach of this letter agreement (whether express or implied) shall constitute a waiver of a subsequent breach hereof. The parties understand and agree that no failure or delay by the other party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each party hereby consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the Possible Transaction contemplated hereby and further agrees not to commence any action, suit or proceeding relating thereto except in such courts.

This letter agreement shall be binding upon the parties and upon their respective successors and permitted assigns.

This letter agreement, and all obligations herein, shall expire and cease to have any force or effect on the earliest of (i) the second anniversary of the date hereof, or (ii) the date of consummation of a definitive agreement with respect to the Possible Transaction.

The Company acknowledges that you are in the business of evaluating, making and managing investments in and acquiring businesses that may be similar or identical to or in direct or indirect competition with (or may in the future be in direct or indirect competition with) the Company.

The Company further acknowledges that nothing in this letter agreement will in any way restrict, preclude or limit your right or ability, now or in the future, to evaluate, make or manage investments in or effect acquisitions in such businesses, notwithstanding that they are engaged in a business that is, or may be, similar or identical to or directly or indirectly competitive with the business of the Company or may have been identified by the Company as a Possible Transaction participant or candidate for some other relationship, provided that neither you nor your Representatives shall distribute, use, nor disclose the Evaluation Material in connection with such investments or acquisitions.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by telecopier or PDF electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

Very truly yours,

ROCKET FUEL INC.

By: /s/ JoAnn Covington
Name: JoAnn Covington Title: SVP, General Counsel

Confirmed and Agreed to:

Vector Capital Management, L.P.

By: /s/ David Baylor
Name: David Baylor Title: COO and Managing Director

Date: 3/22/2017

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